Exhibit 99.1

WD-40 Company Reports Second Quarter 2020 Financial Results

~  Management takes decisive steps to ensure company has ample liquidity to navigate period of unprecedented macroeconomic uncertainty  ~

SAN DIEGO – April 9, 2020 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its second fiscal quarter ended February 29, 2020.

Second Fiscal Quarter Financial Highlights

•

Total net sales for the second quarter were $100.0 million, a decrease of 1 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $198.6 million, a decrease of 2 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had a favorable impact on sales for the current quarter and an unfavorable impact on sales year-to-date.  On a constant currency basis, total net sales would have been $99.7 million for the second quarter and $200.6 million year to date.

•

Net income for the second quarter was $14.3 million, a decrease of 10 percent compared to the prior year fiscal quarter.  Year-to-date net income was $26.5 million, a decrease of 9 percent from the prior year fiscal period.

•

Diluted earnings per share were $1.04 in the second quarter, compared to $1.14 per share for the prior year fiscal quarter.  Year-to-date diluted earnings per share were $1.92 compared to $2.09 in the prior year fiscal period.

•

Gross margin was 53.6 percent in the second quarter compared to 55.4 percent in the prior year fiscal quarter.  Year-to-date gross margin was 53.9 percent compared to 55.3 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were down 2 percent in the second quarter to $29.9 million when compared to the prior year fiscal quarter.  Year-to-date selling, general and administrative expenses were down 1 percent to $62.5 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were down 6 percent in the second quarter to $4.9 million when compared to the prior year fiscal quarter.  Year-to-date advertising and sales promotion expenses were down 6 percent to $10.4 million compared to the prior year fiscal period.

“Our total sales declined in the second quarter primarily due to a 31 percent decline in sales within the Asia-Pacific segment,” said Garry Ridge, WD-40 Company’s chairman and chief executive officer. “This decline was mainly driven by a significant decrease in maintenance product sales in China due to disruptions related to the COVID-19 outbreak and resulting health crisis. Though the impact in the second quarter was significant, we are pleased that things appear to be slowly returning to normal for our tribe members in China.”

“However, we currently find ourselves at the peak of uncertainty as it relates to this global health crisis and its effects on both our company and the global economy. To navigate these unprecedented times, we have three primary areas of focus for the company.  First, the safety and wellbeing of our tribe members and their families is our top priority.  Second, we need to stay connected with our customers and vendor partners to ensure we continue to meet market needs.  Third, we need to maintain the infrastructure of our business operations.  In support of this third area of focus, we have recently taken steps to strengthen our balance sheet.”

“We know we will probably face some challenges in the coming weeks and months as we continue to operate a global business through these volatile and uncertain times.  But we are a strong tribe and an enduring company.  We  are confident that we are well positioned to navigate this storm as it unfolds from both a financial and operational perspective and emerge on the other side a stronger company,” concluded Ridge.

Other Significant Financial Developments

•

The Company entered into an Amended and Restated Credit Agreement with Bank of America in March 2020 to extend the maturity date of its revolving credit facility to 2025 and increase the revolving commitment to $150.0 million. Subsequently, the Company drew an additional $80.0 million in U.S. Dollars under this line of credit agreement, bringing the balance on the line of credit to approximately $149.0 million.

•	Management has elected to suspend the stock purchases being executed under the Company’s current share buy-back plan.
•	Management has withdrawn previously issued full fiscal year 2020 earnings guidance due to the rapidly evolving situation and impact of the COVID-19 health crisis.

“Today we are withdrawing our fiscal year 2020 guidance because the current health crisis has injected a measure of uncertainly into our business, which makes it very difficult for us to accurately forecast short-term financial results for the company,” said Jay Rembolt, WD-40 Company’s vice president and chief financial officer. “We are dealing with an unprecedented and extremely fluid situation.”

“However, the good news is that the company’s financial position and liquidity remain strong. We believe our efficient business model and the recent steps we have taken to strengthen our balance sheet leave us positioned to manage our business through this crisis as it continues to unfold,” continued Rembolt.

“In March, we amended our revolving credit agreement and elected to draw down an additional $80.0 million under the agreement.  Though we are already fairly well capitalized, we decided to exercise an abundance of caution and draw on substantially all of the remaining balance on our line of credit to ensure liquidity and manage potential risks during this period of unprecedented macroeconomic uncertainty.”

“In addition, we have elected to suspend the stock purchases we are making under our current share buy-back plan in order to preserve our cash until we have a better idea of the long-term financial impacts of this crisis,” concluded Rembolt.

Net Sales by Segment (in thousands):

	Three Months Ended February 29/28,			Six Months Ended February 29/28,
	2020	2019	Change	2020	2019	Change
Americas	$46,842	$43,897	7%	$93,578	$91,688	2%
EMEA	41,753	40,966	2%	80,998	79,711	2%
Asia-Pacific	11,454	16,472	(30)%	24,029	31,218	(23)%
Total	$100,049	$101,335	(1)%	$198,605	$202,617	(2)%

•	Net sales by segment as a percent of total net sales for the second quarter were as follows: for the Americas, 47 percent; for EMEA, 42 percent; and for Asia-Pacific, 11 percent.
•

Net sales in the Americas increased 7 percent in the second quarter primarily due to higher sales of maintenance products in the United States and Canada, which increased 9 and 25 percent, respectively, compared to the prior year fiscal quarter.  The increase in sales in the United States was mainly driven by higher sales of WD-40 Multi-Use Product due to successful promotional activities during the quarter. The increase in sales in Canada was mainly driven by higher sales of WD-40 Multi-Use Product due to successful promotional activities and the timing of customer orders during the quarter. Also contributing to the increase in sales in the Americas were higher sales of WD-40 Specialist which were up 15 percent compared to the prior year fiscal quarter due to successful promotional programs and expanded online distribution.

•

Net sales in EMEA increased 2 percent in the second quarter primarily due to higher sales of WD-40 Multi-Use Product in our European direct markets due to successful promotional activities and the timing of customer orders. EMEA also experienced strong sales of homecare and cleaning products which increased 11 percent compared to the prior year fiscal quarter.   This sales increase was primarily due to higher sales of 1001 Carpet Fresh due to the favorable impacts of digital marketing associated with this brand.  Changes in foreign currency exchange rates had a favorable impact on sales for EMEA when compared to the prior year quarter.  On a constant currency basis, EMEA sales for the second quarter would have increased to $41.3 million or 1 percent compared to the prior year fiscal quarter.

•

Net sales in Asia-Pacific decreased 30 percent in the second quarter primarily due lower sales of maintenance products in China and the Asia distributor market, which decreased 70 and 17 percent, respectively, compared to the prior fiscal quarter. The decrease in sales in China was mainly due to disruptions related to the government’s response to the public health crisis caused by COVID-19.    The decrease in sales in the Asia distributer markets was mainly driven by the timing of customer orders particularly in Indonesia, South Korea and Thailand. Changes in foreign currency exchange rates did not have a significant impact on sales for the three months ended February 29, 2020 compared to the corresponding period of the prior fiscal year.

Net Sales by Product Group (in thousands):

	Three Months Ended February 29/28,			Six Months Ended February 29/28,
	2020	2019	Change	2020	2019	Change
Maintenance products	$91,147	$92,370	(1)%	$180,817	$184,838	(2)%
Homecare and cleaning products	8,902	8,965	(1)%	17,788	17,779	-
Total	$100,049	$101,335	(1)%	$198,605	$202,617	(2)%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, decreased 1 percent in the second quarter when compared to the prior year fiscal quarter.  This was primarily attributable to decreased sales of WD-40 Multi-Use Product within Asia-Pacific.  Sales of WD-40 Multi-Use Product declined 74 percent in China during the second fiscal quarter due to disruptions related to the government’s response to the public health crisis caused by COVID-19.

•

Net sales of homecare and cleaning products decreased 1 percent in the second quarter when compared to the prior year fiscal quarter.  The homecare and cleaning products, particularly those in the United States, are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, March 17, 2020 a quarterly dividend of $0.67  per share payable April 30, 2020 to stockholders of record at the close of business on April 17, 2020.

On June 19, 2018, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2018, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2020. The timing and amount of repurchases are based on terms and conditions as may be acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations applicable thereto. During the period from September 1, 2018 through February 29, 2020, the Company repurchased 227,529 shares at a total cost of $39.3 million under this $75.0 million plan.

Withdrawal of Fiscal Year 2020 Guidance

Due to the rapidly evolving  situation associated with the global health crisis caused by COVID-19 and its impact on the global economy, management has elected to withdrawal the fiscal year 2020 guidance which was reiterated on January 9, 2020.  The extent to which the global health crisis will impact the Company’s financial results and operations for fiscal year 2020 will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the outbreak and the international actions being taken to contain and treat it.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results.  Other forward-looking and material information may also be discussed during this call including management’s current view of the business in light of the COVID-19 health crisis.   Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $423.4 million in fiscal year 2019 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the recent COVID-19 outbreak and its impact on the global economy and the Company’s financial results; and forecasted foreign currency exchange rates and commodity prices. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2019, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 29, 2020 which the Company expects to file with the SEC on April 9, 2020.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of April 9, 2020, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava®  and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 29,	August 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$30,503	$27,233
Trade accounts receivable, less allowance for doubtful
accounts of $330 and $300 at February 29, 2020
and August 31, 2019, respectively	75,827	72,864
Inventories	42,960	40,682
Other current assets	8,973	7,216
Total current assets	158,263	147,995
Property and equipment, net	57,910	45,076
Goodwill	95,580	95,347
Other intangible assets, net	9,475	10,652
Operating lease right-of-use assets	8,324	-
Deferred tax assets, net	423	403
Other assets	3,356	3,189
Total assets	$333,331	$302,662

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$24,643	$18,727
Accrued liabilities	20,627	18,513
Accrued payroll and related expenses	8,239	15,301
Short-term borrowings	41,729	21,205
Income taxes payable	186	844
Total current liabilities	95,424	74,590
Long-term borrowings	61,117	60,221
Deferred tax liabilities, net	11,665	11,688
Long-term operating lease liabilities	6,727	-
Other long-term liabilities	10,439	10,688
Total liabilities	185,372	157,187

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,812,685 and 19,773,977 shares issued at February 29, 2020 and
August 31, 2019, respectively; and 13,705,795 and 13,718,661 shares
outstanding at February 29, 2020 and August 31, 2019, respectively	20	20
Additional paid-in capital	156,381	155,132
Retained earnings	382,939	374,060
Accumulated other comprehensive loss	(30,468)	(32,482)
Common stock held in treasury, at cost ― 6,106,890 and 6,055,316
shares at February 29, 2020 and August 31, 2019, respectively	(360,913)	(351,255)
Total shareholders' equity	147,959	145,475
Total liabilities and shareholders' equity	$333,331	$302,662

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 29/28,		Six Months Ended February 29/28,
	2020	2019	2020	2019

Net sales	$100,049	$101,335	$198,605	$202,617
Cost of products sold	46,447	45,177	91,460	90,628
Gross profit	53,602	56,158	107,145	111,989

Operating expenses:
Selling, general and administrative	29,906	30,591	62,505	63,322
Advertising and sales promotion	4,857	5,184	10,447	11,150
Amortization of definite-lived intangible assets	654	668	1,304	1,401
Total operating expenses	35,417	36,443	74,256	75,873

Income from operations	18,185	19,715	32,889	36,116

Other income (expense):
Interest income	28	45	53	96
Interest expense	(593)	(685)	(1,035)	(1,395)
Other (expense) income, net	(229)	497	(224)	873
Income before income taxes	17,391	19,572	31,683	35,690
Provision for income taxes	3,064	3,666	5,162	6,505
Net income	$14,327	$15,906	$26,521	$29,185

Earnings per common share:
Basic	$1.04	$1.15	$1.92	$2.10
Diluted	$1.04	$1.14	$1.92	$2.09

Shares used in per share calculations:
Basic	13,712	13,828	13,713	13,837
Diluted	13,737	13,857	13,741	13,869

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended February 29/28,
	2020	2019
Operating activities:
Net income	$26,521	$29,185
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,024	3,825
Net gains on sales and disposals of property and equipment	(66)	(15)
Deferred income taxes	(79)	411
Stock-based compensation	3,889	3,358
Unrealized foreign currency exchange (gains) losses	(249)	460
Provision for bad debts	61	35
Changes in assets and liabilities:
Trade accounts receivable	(1,313)	(6,378)
Inventories	(1,648)	(7,189)
Other assets	(1,781)	5,318
Operating lease assets and liabilities, net	211	-
Accounts payable and accrued liabilities	1,969	(5,239)
Accrued payroll and related expenses	(7,345)	(5,251)
Other long-term liabilities and income taxes payable	(812)	(1,294)
Net cash provided by operating activities	23,382	17,226

Investing activities:
Purchases of property and equipment	(10,695)	(5,006)
Proceeds from sales of property and equipment	212	124
Net cash used in investing activities	(10,483)	(4,882)

Financing activities:
Treasury stock purchases	(9,658)	(12,061)
Dividends paid	(17,642)	(16,011)
Repayments of long-term senior notes	(400)	(400)
Net proceeds of revolving credit facility	20,524	2,407
Shares withheld to cover taxes upon conversions of equity awards	(2,640)	(2,433)
Net cash used in financing activities	(9,816)	(28,498)
Effect of exchange rate changes on cash and cash equivalents	187	(1,116)
Net increase (decrease) in cash and cash equivalents	3,270	(17,270)
Cash and cash equivalents at beginning of period	27,233	48,866
Cash and cash equivalents at end of period	$30,503	$31,596

Supplemental disclosure of noncash investing activities:
Accrued capital expenditures	$5,724	$334